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                                                                       EXHIBIT 5

                                                                November 1, 1995

First Financial Caribbean Corporation
1159 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

     RE: REGISTRATION STATEMENT ON FORM S-3 WITH RESPECT TO 1,610,000 SHARES OF
       COMMON STOCK OF FIRST FINANCIAL CARIBBEAN CORPORATION

Dear Sirs:

     We are acting as counsel for First Financial Caribbean Corporation (the "Company") and Salomon Levis (the "Selling Stockholder") in connection with the registration under the Securities Act of 1933, as amended, and pursuant to the Company's Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about November 2, 1995 (the "Registration Statement"), covering a proposed sale by the Company and the Selling Stockholder of up to 1,610,000 shares (all such shares being hereinafter collectively referred to as the "Shares") of the Company's Common Stock, $1.00 par value per share. Of the Shares being registered for sale, up to 1,510,000 shares are being offered by the Company (the "Company Shares") and 100,000 shares (the "Selling Stockholder Shares") are being offered by the Selling Stockholder.

     We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and made such investigations of law as we have deemed necessary and advisable. In addition, we have assumed that the Selling Stockholder Shares were issued for value at the time of their original issue.

     Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that when the Registration Statement shall have been declared effective, when the Company Shares have been issued in accordance with the authorization of the Board of Directors of the Company, and when the Shares have been duly countersigned by the Company's transfer agent and registrar and sold and delivered as contemplated by the Registration Statement and the Underwriting Agreement referred to therein, the Shares will be duly authorized and validly issued, fully-paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and in the Prospectus constituting a part thereof. In giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

     We are members of the Bar of the Commonwealth of Puerto Rico and do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

                                          Very truly yours,

                                          Pietrantoni Mendez & Alvarez